Exhibit 10.7

HAWKER BEECHCRAFT, INC.

2007 STOCK OPTION PLAN

1.	Purpose of the Plan

The purpose of the Plan is to aid the Company and its Affiliates in recruiting and retaining key employees, directors and consultants of outstanding ability and to motivate such employees, directors and consultants to exert their best efforts on behalf of the Company and its Affiliates by providing incentives through the granting of Options. The Company expects that it and its shareholders will benefit from the added interest which such key employees, directors or consultants will have in the welfare of the Company as a result of their proprietary interest in the Company’s success.

2.	Definitions

The following capitalized terms used in the Plan or in an Agreement have the respective meanings set forth in this Section:

(a)	Affiliate: With respect to any Person, any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person.

(b)	Agreement: The written agreement setting forth the terms and conditions of an Option.

(c)	Board: The Board of Directors of the Company.

(d)	Cause: With respect to a Participant’s termination of Employment, (a) if the Participant is at the time of termination a party to an employment or retention agreement that defines such term, the meaning given therein, and (b) in all other cases, (i) conviction of the Participant for a felony or a crime involving moral turpitude (excluding in each case vehicular offenses), or other act or willful omission involving dishonesty or fraud with respect to any member of the Company Group, in each case, which causes material harm to the standing and reputation of any member of the Company Group and after written notice to the Participant or (ii) other than by reason of death or Disability, the Participant’s continued failure to perform his duties to the Company Group and/or deliberate failure or deliberate refusal by the Participant to comply with a reasonable written directive of the Board, or the Chief Executive Officer or other executive officer of the Hawker Beechcraft Corporation which is consistent with the method and manner of conducting the business of the Company Group as it is now being conducted, or failure or refusal to comply with the Company Group policies, which, after written notice thereof, if susceptible to remedy or cure is not cured or remedied and continues for fifteen (15) business days after receipt of such notice.

(e)	Code: The Internal Revenue Code of 1986, as amended, or any successor thereto.

(f)	Committee: The Board or such committee of the Board as may be designated by the Board from time to time to administer the Plan.

(g)	Company: Hawker Beechcraft, Inc., a Delaware corporation, and any successor thereto by merger, consolidation or otherwise.

(h)	Company Group: Collectively, the Company, its subsidiaries and its or their respective successors and assigns.

(i)	Disability: (a) if the Participant is at the time of termination of Employment a party to an employment or retention agreement that defines such term, the meaning given therein, and (b) in all other cases, the Participant is unable to perform by reason of physical or mental incapacity his or her duties or obligations to the Company Group for a period of one hundred twenty (120) consecutive calendar days or a total period of two hundred ten (210) calendar days in any three hundred sixty (360) calendar day period.

(j)

EBITDA: For any Person for any period, and in all cases on a consolidated basis if applicable, the Net Income (Loss) of such Person, for such period taken as a single accounting period; plus, without duplication, (a) the sum of the following amounts of such Person and its subsidiaries (including the sum of the following amounts on a pro forma basis of any Person acquired by such Person or a subsidiary of such Person) for such period determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such Net Income (Loss): (i) depreciation expense, (ii) amortization expense, (iii) Net Interest Expense, (iv) income tax expense, (v) write-offs of goodwill as required by GAAP, (vi) non-cash charges relating to mark-to-market of derivative instruments as required by FAS 133, (vii) non-cash charges relating to write-downs of long-lived assets due to impairment as required by FAS 121, (viii) unrealized losses resulting from changes in foreign exchange rates used to convert debt from its stated currency to the local currency of the debtor and (ix) the amount of any lot accounting adjustments that reduced consolidated Net Income during such period or increased consolidated Net Loss during such period; less, without duplication, (b) the sum of the following amounts of such Person and its subsidiaries determined on a consolidated basis in conformity with GAAP to the extent included in the determination of such Net Income (Loss): (i) unrealized gains resulting from changes in foreign exchange rates used to convert debt from its stated currency to local currency of the debtor, (ii) the Net Income (Loss) of any other Person that is accounted for by the equity method of accounting except to the extent of the amounts of dividends or distributions paid to such Person and (iii) non-cash gains relating to mark-

to-market of derivative securities. Extraordinary losses (and other losses on asset sales not otherwise included in extraordinary losses determined on a consolidated basis in conformity with GAAP) and extraordinary gains (and other gains on asset sales not otherwise included in extraordinary gains determined on a consolidated basis in conformity with GAAP) shall reduce or increase EBITDA in the discretion of the Committee. The determination of EBITDA shall not account for the impact of purchase accounting required by the acquisition of the Hawker Beechcraft business by the Company on the Effective Date and shall determined in a manner consistent with the Company’s past practices.

(k)	Effective Date: March 26, 2007.

(l)	Employment: (a) a Participant’s employment if the Participant is an employee of any member of the Company Group, (b) a Participant’s services as a consultant, if the Participant is a consultant to any member of the Company Group and (c) a Participant’s services as an non-employee director, if the Participant is a non-employee member of the Board.

(m)	Existing Owner Group: Onex Corporation, GS Capital Partners VI, L.P., GS Capital Partners VI Parallel, L.P., GS Capital Partners VI Offshore, L.P. and GS Capital Partners VI GmgH & Co. KG, and any Affiliate of any of the foregoing, which invests in equity of the Company Group.

(n)	Fair Market Value: On a given date, (i) if there should be a public market for the Shares on such date, the arithmetic mean of the high and low prices of the Shares as reported on such date on the composite tape of the principal national securities exchange on which such Shares are listed or admitted to trading, or, if the Shares are not listed or admitted on any national securities exchange, the arithmetic mean of the per-Share closing bid price and per-Share closing asked price on such date as quoted on the National Association of Securities Dealers Automated Quotation System (or such market in which such prices are regularly quoted) (“Nasdaq”), or, if no sale of Shares shall have been reported on the composite tape of any national securities exchange or quoted on the Nasdaq on such date, the arithmetic mean of the per-Share closing bid price and per-Share closing asked price on the immediately preceding date on which sales of the Shares have been so reported or quoted, and (ii) if there is not a public market for the Shares on such date, the value established by the Committee in good faith, which in the context of a Transaction shall be the price paid per Share.

(o)	GAAP: United States generally accepted accounting principles consistently applied throughout the periods involved.

(p)	Internal Rate of Return: The compounded annual rate of return on amounts invested in equity by the Existing Owner Group in the Company

Group, taking into account the time or times at which such amounts have been invested and at which realizations and distributions have been received. For purposes of calculating the Internal Rate of Return on the date of a Liquidity Event, the following shall be included (in each case, however, net of expenses incurred by the Existing Owner Group (other than income and gains taxes) incurred or reasonably expected to be incurred in connection with realization of such amounts): (i) the amount of cash received (or previously received by the Existing Owner Group) as a result of a sale of securities by the Existing Owner Group, (ii) cash received (or previously received) by the Existing Owner Group in connection with the redemption of securities of the Company Group and (iii) cash dividends or distributions paid (or previously paid) by the Company Group to the Existing Owner Group (including in connection with a recapitalization).

(q)	Liquidity Event: Any event following which either (x) the Existing Owner Group beneficially owns no equity securities of any member of the Company Group or (y) if the Existing Owner Group beneficially owns equity securities of a member of the Company Group, but, assuming such equity securities have no value, the Existing Owner Group achieves the applicable IRR set forth in an Agreement; it being understood that for this purpose equity securities includes securities which are publicly traded.

(r)	Net Income (Loss): For any Person for any period, the aggregate of net income (or loss) from continuing operations of such Person and its subsidiaries for such period, determined on a consolidated basis in conformity with GAAP.

(s)	Net Interest Expense: For any Person for any period, gross interest expense of such Person and its subsidiaries for such period determined on a consolidated basis in conformity with GAAP, less the following for such Person and its subsidiaries determined on a consolidated basis in conformity with GAAP: (a) the sum of (i) interest capitalized during construction for such period, (ii) interest income for such period, and (iii) gains for such period on interest rate contracts (to the extent not included in interest income above and to the extent not deducted in the calculation of such gross interest expense), plus the following for such Person and its subsidiaries determined on a consolidated basis in conformity with GAAP: (b) losses for such period on interest rate contracts (to the extent not included in such gross interest expense and to the extent not excluded from interest income).

(t)	Option: A stock option granted pursuant to Section 6 of the Plan.

(u)	Option Price: The price at which each Share may be purchased from the Company pursuant to the exercise of an Option, as determined pursuant to Section 6(a) of the Plan.

(v)	Participant: An employee, director or consultant who is selected by the Committee to participate in the Plan.

(w)	Person: An individual, corporation, limited liability company, limited or general partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

(x)	Plan: This Hawker Beechcraft, Inc. 2007 Stock Option Plan.

(y)	Shares: Shares of common stock, par value $.01 per share, of the Company and any other securities into which such shares of common stock are changed or for which such shares of common stock are exchanged.

(z)	Shareholders Agreement: The Shareholders Agreement dated as of March 26, 2007 (as amended and restated from time to time) by and among the Company and such other Persons who are or become parties thereto.

(aa)

Transaction: In a single transaction or a series of related transactions, the occurrence of any of the following events: (i) a majority of the outstanding voting power of the Company (the “Company Voting Securities”) shall have been acquired or otherwise become beneficially owned, directly or indirectly, by any Person or Persons (other than any member of the Existing Owner Group as comprised on the date hereof, the Company Group or any Affiliate of any member of the Company Group) or any two or more Persons acting as a partnership, limited partnership, syndicate or other group, entity or association acting in concert for the purpose of voting, acquiring, holding or disposing of voting stock of the Company, or (ii) there shall have occurred: (A) a merger or consolidation of the Company with or into another corporation, other than (x) a merger or consolidation with any other member of the Company Group or (y) a merger or consolidation in which the holders of Company Voting Securities immediately prior to the merger as a class directly or indirectly hold immediately after the merger at least a majority of all outstanding voting power of the surviving or resulting corporation or its parent; (B) a statutory exchange of shares of one or more classes or series of outstanding Company Voting Securities for cash, securities or other property, other than an exchange in which the holders of Company Voting Securities immediately prior to the exchange as a class directly or indirectly hold immediately after the exchange at least a majority of all outstanding voting power of the entity with which the Company Voting Securities are being exchanged; or (C) the sale or other disposition of more than 80% of the consolidated assets of the Company and its subsidiaries (based on the net book value of the consolidated assets of the Company and its subsidiaries in the most recent audited financial statements of the Company), in one transaction or a series of transactions, other than a sale or disposition in which the holders of Company Voting Securities immediately prior to the sale or disposition as a class directly or indirectly hold immediately after the sale or disposition at least a majority of all outstanding voting power of the entity to which such assets of the Company are sold; it being understood that, for this purpose, the acquisition or beneficial ownership of voting securities by the public shall not be an acquisition or constitute beneficial ownership by any Person or Persons acting in concert.

3.	Shares Subject to the Plan

The total number of Shares which may be issued under the Plan is 9,782,434.5, subject to adjustment pursuant to Section 7 hereof. The Shares shall consist of authorized but unissued Shares. The issuance of Shares upon the exercise of an Option or in consideration of the cancellation or termination of an Option shall reduce the total number of Shares available under the Plan, as applicable. Shares which are subject to Options which terminate or lapse without the payment of consideration may, to the extent of such termination, lapse or settlement, again be the subject of Options granted under the Plan.

4.	Administration

The Plan shall be administered by the Committee. Subject to the express limitations of the Plan, the Committee shall have authority in its discretion to determine the employees, consultants or directors of the Company and its Affiliates to whom, and the time or times at which, Options may be granted, the number of Shares subject to each Option, the Option Price of an Option, the time or times at which an Option will become vested and any other terms and conditions of an Option. Options may, in the discretion of the Committee, be granted under the Plan in assumption of, or in substitution for, outstanding awards previously granted by the Company or its Affiliates or by a company acquired by the Company or with which the Company combines. The number of Shares underlying such substitute awards shall be counted against the aggregate number of Shares available for Options under the Plan. The Committee is authorized to interpret the Plan, the Options and the Agreements, to establish, amend and rescind any rules and regulations relating to the Plan, the Options and the Agreements, and to make any other determinations that it deems necessary or desirable for the administration of the Plan. The Committee may amend the terms of any Agreement, provided that no such amendment shall be made without the consent of a Participant if such action would materially and economically diminish any of the rights of such Participant under such Agreement, and the Committee may correct any defect or supply any omission or reconcile any inconsistency in the Plan in the manner and to the extent the Committee deems necessary or desirable. Any decision of the Committee in the interpretation and administration of the Plan, the Options and the Agreements, except as otherwise expressly provided herein, shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, without limitation, Participants and their beneficiaries or successors). The Committee shall have the full power and authority to establish the terms and conditions of any Option consistent with the provisions of the Plan and to waive any such terms and conditions at any time (including, without limitation, accelerating or waiving any vesting conditions). The Committee shall require Participants to make arrangements that are satisfactory to it to pay any amounts it may determine are required to be withheld for federal, state, local or other taxes in connection with an Option. No member of the Committee shall be liable for any action taken or omitted to be taken by such member or by any other member of the Committee in connection with the Plan, except for such member’s own willful misconduct.

5.	Limitations

No Option may be granted under the Plan after the tenth anniversary of the Effective Date, but Options theretofore granted may extend beyond that date.

6.	Terms and Conditions of Options

Options granted under the Plan shall be non-qualified stock options and shall be subject to the foregoing and the following terms and conditions and to such other terms and conditions, not inconsistent therewith, as the Committee shall determine and set forth in the applicable Agreement:

(a)	Option Price. The Option Price shall be determined by the Committee at the time of granting the Option, provided that the Option Price may not be less than the Fair Market Value of a Share on the date the Option is granted.

(b)	Exercisability. Options granted under the Plan shall be exercisable at such time and upon such terms and conditions as may be determined by the Committee, but in no event shall an Option be exercisable more than ten years after the date it is granted.

(c)	Exercise of Options. Except as otherwise provided in the Plan or in an Agreement, an Option may be exercised for all, or from time to time any part, of the Shares for which it is then exercisable, provided that no fractional Shares shall be issued. For purposes of this Section 6 of the Plan, the exercise date of an Option shall be the later of the date a notice of exercise is received by the Company and, if applicable, the date payment is received by the Company pursuant to the following sentence. The Option Price for the Shares as to which an Option is exercised and any applicable withholding taxes shall be paid to the Company in full at the time of exercise in cash or by check or wire transfer, at the election of the Participant, or by such other means as are permitted by the Committee. No Participant shall have any rights to dividends or other rights of a stockholder with respect to Shares subject to an Option until the Participant has given written notice of exercise of the Option, has paid in full for such Shares, has satisfied any applicable withholding requirements and, if applicable, has satisfied any other conditions imposed by the Committee or pursuant to the Plan or the applicable Agreement.

(d)	Shareholders Agreement. Unless the Committee determines otherwise, exercise of an Option shall be conditioned upon the execution by the Participant of the Shareholders Agreement.

7.	Adjustments Upon Certain Events

Notwithstanding any other provisions in the Plan to the contrary, the following provisions shall apply to all Options granted under the Plan:

(a)	Generally. In the event of any cash or Share dividend or split, reverse split, reorganization, reclassification, recapitalization, repurchase, issuance of warrants, rights or debentures, merger, consolidation, spin-off, split-up, combination or exchange of Shares or other corporate exchange, or any distribution to shareholders of Shares or any transaction similar to the foregoing, the Committee, without liability to any Person, shall take such equitable actions as are appropriate in its reasonable judgment to preserve the economic rights of the Participant, whether by adjusting the terms of the Option or such other means as the Committee shall determine and, in each case, in compliance, to the extent applicable with Section 409A of the Code, as determined by the Board.

(b)	Transaction. The Committee may provide in the applicable Agreement or otherwise that, in the event of a Transaction, (i) any outstanding Option then held by Participants which are unexercisable or otherwise unvested shall automatically be deemed exercisable or otherwise vested upon the consummation of such Transaction and (ii) the Committee may either (A) cancel the Option and make payment in connection with such cancellation equal to the excess, if any, of the Fair Market Value of the Shares subject to such Option over the aggregate Option Price of such Option or (B) provide for the issuance of substitute options or other awards that will preserve, as nearly as practicable, the economic terms of the Option previously granted hereunder, in each case as determined by the Committee in good faith and, in each case, in compliance, to the extent applicable, with Section 409A of the Code as determined by the Board.

8.	Conditions to Grant of Options

Notwithstanding any other provision in this Plan to the contrary, no Option shall be granted to a Participant unless and until the Participant agrees to become subject to the covenants set forth in or by reference in the Agreement, including but not limited to covenants regarding confidentiality and assignments of inventions, and covenants restricting the Participant’s solicitation of the customers and employees of the Company.

9.	No Right to Employment or Options

The granting of an Option under the Plan shall impose no obligation on the Company or any other member of the Company Group to continue the Employment of a Participant and shall not lessen or affect the Company’s or such other member’s right to terminate the Employment of such Participant. No Participant or other Person shall have any claim or right to be granted any Option, and there is no obligation for uniformity of treatment of Participants, or holders or beneficiaries of Options. The terms and conditions of Options and the Committee’s determinations and interpretations with respect thereto need not be the same with respect to each Participant (whether or not such Participants are similarly situated).

10.	Successors and Assigns

The rights and obligations under the Plan shall be binding on and inure to all predecessors, successors and assigns of the Company and any Participant, including, without limitation, the estate of such Participant and the executor, administrator or trustee of such estate, or any receiver or trustee in bankruptcy or representative of the Participant’s creditors.

11.	Nontransferability of Options

Options and other rights and obligations under the Plan and any Agreement shall not be transferable or assignable by the Participant without the prior written consent of the Company otherwise than by will or by the laws of descent and distribution. An Option exercisable after the death of a Participant may be exercised by the legatees, personal representatives or distributees of the Participant.

12.	Amendments or Termination

Unless the Plan shall have been earlier terminated as hereinafter provided, the Plan shall terminate on the tenth anniversary of the Effective Date. The Committee may amend, alter or terminate the Plan, but no amendment, alteration or termination shall be made without the consent of a Participant if such action would materially and economically diminish any of the rights of such Participant under any Option theretofore granted to such Participant under the Plan; provided, however, that the Committee may amend the Plan in such manner as it deems necessary to permit the granting of Options meeting the requirements of the Code or other applicable laws.

13.	Compliance with Law

No Option shall be granted under the Plan, and no Shares shall be issued and delivered upon exercise of an Option, unless and until the Company and/or the Participant shall have complied with all applicable Federal or state registration, listing and/or qualification requirements and all other applicable requirements of law or of any regulatory agencies having jurisdiction.

The Committee in its discretion may, as a condition to the exercise of any Option, require each Participant (a) to represent in writing that the Shares received upon exercise of an Option are being acquired for investment and not with a view to distribution and (b) to make such other representations and warranties as are deemed reasonably appropriate by the Committee. Stock certificates representing Shares acquired upon the exercise of any Option that have not been registered under the Securities Act of 1933, as amended, shall, if required by the Committee, bear the legends as may be required by the Shareholders Agreement or by the Agreement evidencing a particular Option. Without in any way limiting the provisions set forth above, no Participant shall make any disposition of all or any portion of Shares acquired or to be acquired pursuant to an Option, except in compliance with all applicable Federal and state securities laws and the provisions of the Shareholders Agreement.

14.	International Participants

With respect to Options which may be subject to the laws of jurisdictions outside the United States of America, the Committee may, in its sole discretion, amend the terms of the Plan or Options with respect to such Participants in order to conform such terms with the requirements of such local law.

15.	Choice of Law

The Plan shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of laws.

16.	Effectiveness of the Plan

The Plan shall be effective as of the Effective Date.